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Exhibit 2.  Addendum to Stock Purchase Agreement


                      ADDENDUM TO STOCK PURCHASE AGREEMENT

    This Addendum to Stock Purchase Agreement ("Addendum") is executed by all parties to that certain Stock Purchase Agreement dated January ____, 1997 (the "Agreement") and it is intended to add, modify, change or supersede, as the case may be, certain clauses that are identified herein.

    1. All parties to the Agreement will have fifteen (15) business days following receipt of all Disclosure Documents to review and approve such documents. Approval of the Disclosure Documents shall be presumed in the absence of written notification to the contrary delivered within the time set forth in this paragraph.

    2. All parties agree that the representations and warranties contained in the Agreement shall be reciprocal. The parties agree that the parties will attach to the Agreement, prior to Closing, a written schedule of exceptions, if any, to the representations and warranties contained in the Agreement and made reciprocal by this paragraph.

    3. All parties agree that paragraph 12 titled "Indemnification" shall be deleted in its entirety from the Agreement.

    4. All parties agree that the Company will not, prior to closing, take (i) any action, (ii) enter into any material agreements, or (iii) otherwise incur any debt or liability without the prior written consent of the Selling Shareholders.

    This Addendum is signed in duplicate on January 31, 1997.


                                               The "Company"
                                               DMI, Inc., a Colorado corporation


January 31, 1997                               By: /s/ ELVIN A. ROSE
                                               ------------------------
                                               Name:   Elvin A. Rose
                                               Title:  CEO


                                               By: /s/ DUNCAN MACDONALD
                                               ------------------------
                                               Name:   Duncan MacDonald
                                               Title:  President



                                               The "Selling Shareholders"


January 31, 1997                               By: /s/ J.P. MAKEYEV
                                               --------------------------
                                               Name:   J.P. Makeyev
                                               Title:  CEO DTI Technology, Inc.


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